EXHIBIT 99.2

August 21, 2003



Dear Shareholder:

Following a 100-day, 360-degree review of our company situation, I have announced important initiatives to stabilize our position and to create the foundation on which we can begin to build growth. You will find the details of these actions in a press release issued today. (IR.SCHERING-PLOUGH.COM)

In summary, these initiatives consist of a cut in the quarterly dividend to 5.5 Cents per share and an array of cost-cutting actions within the company that will exceed the $200 million in annual internal cost savings that we previously set as a goal.

There are two main reasons for these very significant actions:

The first reason for these actions is the negative situation that we inherited. In hindsight it is clear that by depending on just one large product, a company in our industry runs a high risk of problems and unanticipated challenges, and that is what we have seen. We have now made a thorough, realistic assessment of the situation, and have decided upon the tough but realistic actions we must take to deal with reality as it is, not as we might wish it to be.

The reality we face is that in addition to serious weaknesses in the basic business. We have inherited a downward slope of declining sales and market share of key products. On top of that, we inherit an unusual combination of regulatory and legal challenges. This combination of challenges requires major investments and also requires us, as a matter of prudence, to preserve our cash resources.

The second reason for the actions we are taking is the positive growth potential that we have ahead of us. With ZETIA, and the ZETIA/simvastatin combination product, we have an attractive long-term opportunity with expected patent life going past 2015. However, this opportunity includes very clear obligations related to adequately funding the launch of the combination product. The recent approval of a new competitor - with an unexpected label - has significantly increased the "noise" level in the cholesterol market. This means that we must consider further investment in both ZETIA and the combination product in order to compete effectively.

Another positive finding from my review of the business was to identify some potentially exciting R&D projects, including early stage projects in HIV, cancer and other areas.

This pipeline is good for a company of our size. Indeed, in my judgment, our early-stage pipeline compares well even with the pipelines of some of our larger competitors. In order to maximize the value of these projects, we will be making additional, prudent investments.

This combination of inherited challenges and new opportunities makes it imperative that we do the right thing in controlling our discretionary costs and explains the tough actions that we are taking. Even with these actions, as we indicate in our press release today, earnings per share (EPS) in the second half of 2003 are likely to be lower than the level registered in the first half and, also, EPS in 2004 are likely to be lower than the EPS level for 2003. [All comparisons exclude any possible charges for unusual items.]

This reflects what we have said since we began the work to fix and then build Schering-Plough: It will take time, and it will not be easy. It will take great effort to flatten out the declining performance slope, and then more effort to get performance rising upward again.

But I believe we can do it.

Critical to success will be a sense of urgency within our company about saving costs and driving growth. The announcements we have made today, including the very real sacrifices we are demanding of all our people, will bring this urgency alive. I feel confident that we can count on the people of this company to respond with toughness and mettle.

I am well aware that the patience of all of our shareholders has been tested severely by the situation into which this company has fallen. We are committed to taking the right, necessary measures to transform this organization and build growth. We ask for your renewed support as we strive to turn this situation around. With your support, I am confident we can succeed.


Sincerely,


Fred Hassan

DISCLOSURE NOTICE

Cautionary Factors that May Affect Future Results (Cautionary Statements Under the Private Securities Litigation Reform Act of 1995).

This letter may contain "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses and our programs to reduce expenses, the number of employees accepting Schering-Plough's planned voluntary early retirement program and the number of and savings from that program, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. Schering-Plough does not assume the obligation to update any forward-looking statement.

You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from Schering-Plough's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.

For further details and a discussion of these and other risks and uncertainties, see Schering-Plough's Securities and Exchange Commission (SEC) filings, including Schering-Plough's 2003 Second Quarter 10-Q filed with the SEC on July 31, 2003, the 8-K filed August 21, 2003 and future SEC filings.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.